Exhibit 4.2
EXECUTION COPY

FISCAL AGENCY AGREEMENT
between
SYMETRA FINANCIAL CORPORATION
as Issuer
AND
U.S. BANK NATIONAL ASSOCIATION
as Fiscal Agent
6.125% Notes Due 2016

Dated as of March 30, 2006

i

ii

Page
ARTICLE EIGHT

DEFEASANCE AND DISCHARGE

Section 8.01. Option to Effect Covenant Defeasance	32
Section 8.02. Covenant Defeasance	32
Section 8.03. Conditions to Covenant Defeasance	32
Section 8.04. Discharge	33
Section 8.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions	34
Section 8.06. Repayment to Company	34
Section 8.07. Reinstatement	35

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01. Without Consent of Holders	35
Section 9.02. With Consent of Holders	36
Section 9.03. Revocation and Effect of Consents	36
Section 9.04. Notation on or Exchange of Securities	37
Section 9.05. Fiscal Agent to Sign Amendments, etc.	37

ARTICLE TEN

MISCELLANEOUS

Section 10.01. Notices	37
Section 10.02. Certificate and Opinion as to Conditions Precedent	38
Section 10.03. Statements Required in Certificate or Opinion	38
Section 10.04. Rules by Fiscal Agent, Paying Agent, Registrar	39
Section 10.05. Governing Law	39
Section 10.06. No Recourse Against Others	39
Section 10.07. Successors	39
Section 10.08. Execution in Counterparts	39

SIGNATURES	53
EXHIBIT A — FORM OF SECURITY
EXHIBIT B — FORM OF CERTIFICATE OF TRANSFER
EXHIBIT C — FORM OF CERTIFICATE TO BE DELIVERED UPON TERMINATION OF RESTRICTED PERIOD

iii

     FISCAL AGENCY AGREEMENT dated as of March 30, 2006 (the “Agreement”), between SYMETRA FINANCIAL CORPORATION, a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, as fiscal agent (the “Fiscal Agent”).
     Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company’s Securities:
ARTICLE ONE
DEFINITIONS
Section 1.01. Definitions.
     “Additional Securities” means 6.125% Senior Notes due 2016 of the Company issued under this Agreement after the Issuance Date in accordance with Sections 2.02 and 2.15 hereof, and having identical terms and conditions to the Securities.
     “Affiliate ” means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.
     “Agent” means any Registrar or Paying Agent. See Section 2.03.
     “Agreement” means this Fiscal Agency Agreement as amended or supplemented from time to time.
     “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Security, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
     “Board of Directors” means the Board of Directors of the Company or any committee of the Board of Directors duly authorized to act for it hereunder.
     “Board Resolution” means a resolution of the Board of Directors, which may be evidenced by a certificate of the Secretary or an Assistant Secretary of the Company stating that such resolution has been duly adopted by the Board of Directors and is in full force and effect.
     “Capital Stock” shall mean (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a limited partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other interest of participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, but excluding from the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation in Capital Stock.
     “Company” means the party named as such in this Agreement until a successor replaces it pursuant to this Agreement and thereafter means the successor.

     “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
     “Depositary” shall mean, with respect to the Securities issuable or issued in whole or in part in the form of one or more Global Securities, the person designated as Depositary by the Company, which Depositary shall be a clearing agency registered under the Exchange Act.
     “Distribution Compliance Period” shall mean the period that begins on the closing of any offering of Securities (including any Additional Securities) and ends 40 days later.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fiscal Agent” means the party named as such in this Agreement until a successor replaces it pursuant to this Agreement and thereafter means the successor.
     “Global Security” or “Global Securities’” means a Security or Securities, as the case may be, in the form prescribed in Section 2.01 of this Agreement evidencing all or part of the Securities, issued to the Depositary or its nominee and registered in the name of such Depositary or nominee.
     “guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.
     “Holder” or “Securityholder” or “Holder of Securities” or “Noteholder” means a person in whose name a Security is registered on the Registrar’s books.
     “Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.
     “Issuance Date” means March 30, 2006.
     “Officer” means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer, the Secretary or the Controller of the Company.
     “Officers’ Certificate” means a certificate signed by two Officers or by an Officer and an Assistant Treasurer, Assistant Secretary or Assistant Controller of the Company.

     “Opinion of Counsel” means a written opinion from legal counsel who may be an employee of or counsel to the Company, or who may be other counsel reasonably satisfactory to the Fiscal Agent.
     “Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Place of Payment” means, when used with respect to Securities, the place or places where the principal of, premium, if any, and interest, if any, on the Securities are payable.
     “Qualified Institutional Buyer” means a “qualifed institutional buyer” as defined in Rule 144A.
     “Responsible Officer” means any officer in the Corporate Trust Division of the Fiscal Agent or any other officer of the Fiscal Agent assigned by the Fiscal Agent to administer its corporate trust matters.
     “Rule 144” means Rule 144 promulgated under the Securities Act.
     “Rule 144A” means Rule 144A promulgated under the Securities Act.
     “Rule 903” means Rule 903 promulgated under the Securities Act.
     “Rule 904” means Rule 904 promulgated the Securities Act.
     “SEC” means the Securities and Exchange Commission.
     “Securities” means the 6.125% Senior Notes due 2016 of the Company (including, without limitation, any Additional Securities) issued under this Agreement.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Securities Custodian” means the Fiscal Agent, as custodian with respect to the Securities in global form, or any successor entity thereto.
     “U.S. Government Obligations” means direct obligations of the United States for the payment of which the full faith and credit of the United States is pledged.
Section 1.02. Other Definitions.

Term	Defined in Section
“Bankruptcy Law”	6.01
“Cash Equivalents”	8.03
“Comparable Treasury Issue”	3.06
“Comparable Treasury Price”	3.06
“Covenant Defeasance”	8.03
“Custodian”	6.01
“Definitive Securities”	2.01
“Discharge”	8.05
“DTC”	2.01
“DTC Participants”	2.01
“Event of Default”	6.01
“Fair Value”	4.04
“Indebtedness”	4.01
“Insurance Subsidiaries”	4.01
“Legal Holiday”	2.16
“Lien”	4.01
“Make Whole Amount”	3.06
“Notice of Default”	6.01
“Obligations”	11.01
“Outstanding Securities	2.08
“144A Global Security”	2.01
“Paying Agent”	2.03
“Payor”	4.02
“Private Placement Legend”	2.06
“Quotation Agent”	3.06
“Redemption Date”	3.06
“Reference Treasury Dealer”	3.06
“Reference Treasury Dealer Quotations”	3.06
“Register”	2.03
“Registrar”	2.03
“Regulation S Global Security”	2.01
“Subsidiary”	4.01
“Successor Company”	5.01
“Symetra Life”	4.01
“Taxes”	4.02
“Temporary Regulation S Global Security”	2.01
“Treasury Rate”	3.06
“United States”	4.01
     All other terms used in this Agreement that are defined by SEC rule have the meanings assigned to them.
Section 1.03. Rules of Construction.
     Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;

     (2) an accounting term, not otherwise defined, has the meaning assigned to it in accordance with generally accepted accounting principles;
     (3) “or” is not exclusive; and
     (4) words in the singular include the plural, and in the plural include the singular.
ARTICLE TWO
The Securities
Section 2.01. Form and Dating.
          (a) General Form of Securities. The Securities and the Fiscal Agent’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which Exhibit is part of this Agreement. The Securities may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Security shall be dated the date of its authentication. The Securities shall be in minimum denominations of $2,000 and integral multiples of $1,000. The terms and provisions contained in the Securities shall constitute, and are hereby expressly made, a part of this Agreement and the Company and the Fiscal Agent, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby.
          Securities offered and sold to Qualified Institutional Buyers in reliance on Rule 144A under the Securities Act will initially be issued only in the form of one or more global Securities in definitive, fully registered form without interest coupons (each a “144A Global Security”). The 144A Global Securities shall be substantially in the form of Exhibit A attached hereto, with such applicable legends as are provided for herein.
          Securities offered and sold outside the United States in reliance on Regulation S under the Securities Act will initially be issued in the form of one or more temporary global Securities (the “Temporary Regulation S Global Security”), without interest coupons. Temporary Regulation S Global Securities shall be substantially in the form of Exhibit A attached hereto, with such applicable legends as are provided for herein. The Temporary Regulation S Global Securities, which will be deposited on behalf of the purchasers of the Securities represented thereby with the Fiscal Agent, as custodian for DTC, and registered in the name of DTC or a nominee of DTC for the accounts of Euroclear and Clearstream, shall be duly executed by the Company and authenticated by the Fiscal Agent as hereinafter provided. Beneficial interests in the Temporary Regulation S Global Security will be exchanged for beneficial interests in one or more corresponding permanent global Securities, in definitive, fully registered form without interest coupons (each a “Regulation S Global Security”; collectively with 144A Global Securities, the “Global Securities”), substantially in the form of Exhibit A attached hereto, with such applicable legends as are provided for herein within a reasonable period after the expiration of the Distribution Compliance Period (as defined below) upon delivery of a certificate in the form of Exhibit C hereto. Prior to the expiration of the Distribution Compliance Period, interests in the Temporary Regulation S Global Security may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Security in accordance with the transfer and certification requirements described herein.
(b)	Form of Global Securities.

(i)	Each Global Security (A) shall represent such portion of the outstanding Securities as shall be specified therein, (B) shall provide that it shall represent the aggregate amount of outstanding Securities from time to time endorsed thereon and that the aggregate amount of outstanding Securities represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions, (C) shall be registered in the name of the Depositary or its nominee, duly executed by the Company and authenticated by the Fiscal Agent as provided herein, for credit to the respective accounts of the Holders (or such accounts as they may direct) at the Depositary, (D) shall be delivered by the Fiscal Agent or its Agent to the Depositary or a Securities Custodian pursuant to the Depositary’s instructions and (E) shall bear the applicable legends required by Section 2.06(d) hereof.

(ii)	Members of, or participants in, the Depositary (“DTC Participants”) shall have no rights under this Agreement with respect to any Global Security held on their behalf by the Depositary, and the Depositary may be treated by the Company, the Fiscal Agent, and any agent of the Company or the Fiscal Agent as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Fiscal Agent, or any agent of the Company or the Fiscal Agent from giving effect to any written certification, proxy or other authorization furnished to the Depositary or impair, as between the Depositary and its agent members, the operation of customary practices governing the exercise of the rights of a Holder of any Security.
          Any endorsement of a Global Security to reflect the amount of any increase or decrease in the amount of outstanding Securities represented thereby shall be made by the Fiscal Agent or the Securities Custodian, at the direction of the Fiscal Agent, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
          (c) Form of Definitive Securities. Subject to the provisions of Section 2.06 hereof, Definitive Securities may be produced in any manner determined by the Officers of the Company executing such Securities, as evidenced by their execution of such Securities. The Fiscal Agent must register Definitive Securities so issued in the name of, and cause the same to be delivered to, such Person (or its nominee).
          (d) Provisions Applicable to Forms of Securities. The Securities may also have such additional provisions, omissions, variations or substitutions as are not inconsistent with the provisions of this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with this Agreement, any applicable law or with any rules made pursuant there to or with the rules of any securities exchange or governmental agency or as may be determined consistently herewith by the Officer of the Company executing such Securities, as conclusively evidenced by their execution of such Securities. All Securities shall be otherwise substantially identical except as provided herein.
          Subject to the provisions of this Article 2, a registered Holder in a Global Security may grant proxies and otherwise authorize any Person to take any action that a Holder is entitled to take under this Agreement or the Securities.
Section 2.02. Execution and Authentication.
          An Officer shall sign the Securities for the Company by manual or facsimile signature. The Company’s seal may be reproduced on the Securities and may be in facsimile form.
          If an Officer whose signature is on a Security no longer holds that office at the time a Security is authenticated, the Security shall nevertheless be valid.
          A Security shall not be valid or obligatory for any purpose or entitled to the benefits of this Agreement until authenticated by the manual signature of the Fiscal Agent or its authenticating agent. The signature shall be conclusive evidence that the Security has been authenticated under this Agreement.
          The Fiscal Agent shall authenticate Securities for original issue up to an initial maximum aggregate principal amount of $300,000,000 on the Issuance Date. Any Additional Securities issued by the Company in accordance with Section 2.15 hereof shall be authenticated by the Fiscal Agent on the date of their issuance in an aggregate principal amount specified in a Board Resolution and an Officers’ Certificate provided pursuant to Section 2.15.
          The Fiscal Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate Securities. An authenticating agent may authenticate Securities whenever the Fiscal Agent may do so. Each reference in this Agreement to authentication by the Fiscal Agent includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.
Section 2.03. Fiscal Agent, Registrar and Paying Agent.
          The Company hereby appoints U.S. Bank National Association, at its principal office in Cincinnati, Ohio, as the Fiscal Agent hereunder and U.S. Bank National Association hereby accepts such appointment. The Fiscal Agent shall have the powers and authority granted to and conferred upon it in the Securities and hereby and such further powers and authority to act on behalf of the Company as may be mutually agreed upon by the Company and the Fiscal Agent, and the Fiscal Agent shall keep a copy of this Agreement available for inspection during normal business hours at its principal office in Cincinnati, Ohio.
          The Company shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Securities may be presented for payment (“Paying Agent”). The Registrar shall keep a register

(“Register”) of the Securities and of their transfer and exchange. The Company may also from time to time appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar upon notice to the Holders. The Company shall notify the Fiscal Agent in writing of the name and address of any Agent not a party to this Agreement. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Fiscal Agent shall act, subject to the penultimate paragraph of this Section 2.03, as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar; provided, however, that none of the Company, its Subsidiaries or the Affiliates of the foregoing shall act as Paying Agent or Registrar if a Default or Event of Default has occurred and is continuing.
          The Company initially appoints the Fiscal Agent to act as the Registrar and Paying Agent and to act as Securities Custodian with respect to the Global Securities.
          All of the terms and provisions with respect to such powers and authority contained in the Securities are subject to and governed by the terms and provisions hereof.
          The Fiscal Agent may resign as Registrar or Paying Agent upon 30 days prior written notice to the Company.
          The Company initially appoints DTC to act as Depositary with respect to the Global Securities.
Section 2.04. Paying Agent to Hold Money in Trust.
          The Company shall require each Paying Agent other than the Fiscal Agent to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Fiscal Agent all money and Cash Equivalents held by the Paying Agent for the payment of principal of, or premium, if any, or interest on, the Securities, and shall notify the Fiscal Agent of any default by the Company in making any such payment. While any such default continues, the Fiscal Agent may require a Paying Agent to pay all money and Cash Equivalents held by it to the Fiscal Agent. The Company at any time may require a Paying Agent to pay all money and Cash Equivalents held by it to the Fiscal Agent. Upon payment of all such money and Cash Equivalents over to the Fiscal Agent, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money and Cash Equivalents. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders, all money and Cash Equivalents held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Fiscal Agent shall serve as Paying Agent for the Securities.
Section 2.05. Holder Lists.
          The Fiscal Agent shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Fiscal Agent is not the Registrar, the Company shall furnish to the Fiscal Agent at least seven business days before each interest payment date, and at such other times as the Fiscal Agent may request in writing, a list in such form and as of such date as the Fiscal Agent may reasonably require of the names and addresses of the Holders of Securities.
Section 2.06. Transfer and Exchange.
          (a) Transfer and Exchange of Global Securities. A Global Security may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Securities may be exchanged or replaced, in whole or in part, as provided in this Section 2.06 and Section 2.07 hereof. Every Security authenticated and delivered in exchange for, or in lieu of, a Global Security or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Security. A Global Security may not be exchanged for another Security other than as provided in this Section 2.06(a) and Section 2.06(c) hereof; however, beneficial interests in a Global Security may be transferred and exchanged as provided in Section 2.06(b) hereof.
          (b) Transfer and Exchange of Beneficial Interests in the Global Securities. The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of this Agreement and the Applicable Procedures. Beneficial interests in the Global Securities shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Securities also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)	Transfer of Beneficial Interests in the Same Global Security. Beneficial interests in any Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Security in accordance with the transfer restrictions set forth in the Private Placement Legend. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b).

(ii)	All Other Transfers and Exchanges of Beneficial Interests in Global Securities. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferer of such beneficial interest must deliver to the Registrar (A) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged and (B) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase. In addition, the Registrar must receive the following:
(A)	if the transferee will take delivery in the form of a beneficial interest in the 144A Global Security, then the transferer must deliver a certificate in the forai of Exhibit B hereto, including the certifications in item (1) thereof; and
(B)	if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Security, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;
provided that, after any Distribution Compliance Period, the Registrar need not receive such certificate in respect of a transfer of a beneficial interest in the Regulation S Global Security. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in this Agreement and the Securities or otherwise applicable under the Securities Act, the Fiscal Agent shall adjust the principal amount of the relevant Global Security(s) pursuant to Section 2.06(e) hereof.
(c)	Exchange for Definitive Securities.

(i)	Except as provided below, owners of beneficial interests in Global Securities will not be entitled to receive Definitive Securities. Definitive Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Security if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice, (B) the Company executes and delivers to the Fiscal Agent and Registrar an Officers’ Certificate stating that such Global Security shall be so exchangeable; provided that in no event shall the Temporary Regulation S Global Security be exchanged by the Company for Definitive Securities prior to the expiration of the Distribution Compliance Period or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC.

(ii)	In connection with the transfer of an entire Global Security to beneficial owners pursuant to this Section 2.06(c), such Global Security shall be deemed to be surrendered to the Fiscal Agent for cancellation, and the Company shall execute, and the Fiscal Agent shall authenticate and deliver, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations. Any Definitive Security delivered in exchange for an interest in a Global Security pursuant to this Section 2.06(c) shall bear the Private Placement Legend.

          (d) Legends. The following legends shall appear on the face of all Securities issued under this Agreement unless specifically stated otherwise in the applicable provisions of this Agreement.
(i)	Private Placement Legend. Each Security (and all Securities issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form (the “Private Placement Legend”).
“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR OTHER SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) AGREES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(k) UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUER OR ONE OF ITS AFFILIATES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (2) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE ISSUER, THE FISCAL AGENT AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATION OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE FISCAL AGENT. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “UNITED

STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”
(ii)	Global Security Legend. Each Global Security shall bear legends in substantially the following form:
“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE FISCAL AGENCY AGREEMENT GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE FISCAL AGENT MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(b)(ii) AND SECTION 2.06(e) OF THE FISCAL AGENCY AGREEMENT, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE FISCAL AGENCY AGREEMENT, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE FISCAL AGENT FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE FISCAL AGENCY AGREEMENT AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.”
          (e) Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or canceled in whole and not in part, each such Global Security shall be returned to or retained and canceled by the Fiscal Agent in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or exchanged for Definitive Securities pursuant to Section 2.06(c) hereof, the principal amount of Securities represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Fiscal Agent or by the Depositary at the direction of the Fiscal Agent to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security shall be increased accordingly and an endorsement shall be made on such other Global Security by the Fiscal Agent or by the Depositary at the direction of the Fiscal Agent to reflect such increase.

(f)	General Provisions Relating to Transfers and Exchanges.

(i)	To permit registrations of transfers and exchanges, the Company shall execute and the Fiscal Agent shall authenticate Global Securities and Definitive Securities upon the Company’s order or at the Registrar’s request.

(ii)	No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange by or transfer to the same Holder pursuant to Sections 2.06 or 9.04 hereof).

(iii)	The Registrar shall not be required to register the transfer of or exchange any Security selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

(iv)	All Securities issued upon any registration of transfer or exchange pursuant to the terms of this Agreement shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Securities surrendered upon such registration of transfer or exchange.

(v)	The Company shall not be required (A) to issue, to register the transfer of or to exchange any Securities during a period beginning at the opening of business 15 days before the day of any selection of Securities for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

(vi)	Prior to due presentment for the registration of a transfer of any Security, the Fiscal Agent, any Agent and the Company may deem and treat the Person in whose name any Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of, premium, if any, and interest on such Securities and for ail other purposes, and none of the Fiscal Agent, any Agent or the Company shall be affected by notice to the contrary.

(vii)	The Fiscal Agent shall authenticate Securities in accordance with the provisions of Section 2.02 hereof.

(viii)	All certifications, certifîcates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix)	The Fiscal Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Participants or beneficial owners of interests in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Agreement, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Section 2.07. Replacement Securities.
          If any mutilated Security is surrendered to the Fiscal Agent, or the Company and the Fiscal Agent receive evidence to their satisfaction of the destruction, loss or theft of any Security, the Company shall, upon the written request of the Holder thereof, issue and the Fiscal Agent, upon the written order of the Company signed by two Officers of the Company, shall authenticate a replacement Security if the Fiscal Agent’s requirements are met. If required by the Fiscal Agent or the Company, an indemnity bond must be supplied by such Holder that is sufficient in the judgment of the Fiscal Agent and the Company to protect the Company, the Fiscal Agent, any Agent and any authenticating agent from any loss that any of them may suffer if a Security is replaced. The Company may charge such Holder for its expenses in replacing a Security.
          Every replacement Security is an additional obligation of the Company and shall be entitled to all of the benefits of this Agreement equally and proportionately with all other Securities duly issued hereunder.
          The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.
Section 2.08. Outstanding Securities.
          The Securities outstanding at any time (the “Outstanding Securities”) are all the Securities authenticated by the Fiscal Agent except for those cancelled by it (or its agent), those delivered to it (or its agent) for cancellation, those reductions in the beneficial interest in a Global Security effected by the Fiscal Agent in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Security does not cease to be outstanding because the Company or an Affiliate of the Company holds the Security.
          If a Security is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Fiscal Agent receives proof satisfactory to it that the replaced Security is held by a “protected purchaser” (as such term is defined in Section 8-303 of the Uniform Commercial Code as in effect in the State of New York).

          If the principal amount of any Security is considered paid under Section 4.02 hereof, it ceases to be outstanding and interest on it ceases to accrue.
          If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money or Cash Equivalents sufficient to pay all of the principal of, premium (if any) and interest on Securities payable on that date, then on and after that date such Securities shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.09. Treasury Securities.
          In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding and shall be disregarded, except that for the purposes of determining whether the Fiscal Agent shall be protected in relying on any such direction, waiver or consent, only Securities that a Responsible Officer of the Fiscal Agent has actual knowledge are so owned shall be so disregarded.
Section 2.10. Temporary Securities.
          In lieu of formal printed Definitive Securities, or until such Definitive Securities are ready for delivery, the Company may prepare and the Fiscal Agent shall authenticate temporary Securities upon a written order of the Company signed by two Ofïicers of the Company. Temporary Securities shall be substantially in the form of Definitive Securities but may have variations that the Company considers appropriate for temporary Securities and as shall be reasonably acceptable to the Fiscal Agent. At the Company’s election, the Company may prepare and the Fiscal Agent shall authenticate Definitive Securities in exchange for temporary Securities.
          Unless and until any such exchange, Holders of temporary Securities shall be entitled to all of the benefits of this Agreement.
Section 2.11. Cancellation.
          The Company at any time may deliver Securities to the Fiscal Agent or its agent for cancellation. The Registrar and Paying Agent shall forward to the Fiscal Agent any Securities surrendered to them for registration of transfer, exchange or payment. The Fiscal Agent (or its agent) and no one else shall cancel all Securities surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Securities (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Securities shall be delivered to the Company, upon written request, from time to time. The Company may not issue new Securities to replace Securities that it has paid or that have been delivered to the Fiscal Agent (or its agent) for cancellation. If the Company acquires any of the Securities, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Securities unless and until the same are surrendered to the Fiscal Agent (or its agent) for cancellation pursuant to this Section 2.11.

Section 2.12. Defaulted Interest.
          If the Company defaults in a payment of interest on the Securities, it shall pay the defaulted interest in any lawfal manner plus, to the extent lawfiil, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Securities. The Company shall notify the Fiscal Agent in writing of the amount of defaulted interest proposed to be paid on each Security and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Fiscal Agent in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such defaulted interest to be paid.
Section 2.13. Persons Deemed Owners.
          Prior to due presentment for the registration of a transfer of any Security, the Fiscal Agent, any Agent, the Company and any agent of the foregoing shall deem and treat the Person in whose name any Security is registered as the absolute owner of such Security for all purposes (including the purpose of receiving payment of principal of, premium, if any, and interest on such Securities; provided that defaulted interest shall be paid as set forth in Section 2.12), and none of the Fiscal Agent, any Agent, the Company or any agent of the foregoing shall be affected by notice to the contrary.
Section 2.14. CUSIP Numbers.
          Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company will print CUSIP numbers on the Securities, and the Fiscal Agent may use CUSIP numbers in notices of redemption and purchase as a convenience to Holders; provided, however, that any such notices may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption or purchase shall not be affected by any defect or omission in such numbers.
Section 2.15. Issuance of Additional Securities.
          The Company shall be entitled to issue Additional Securities under this Agreement at any time. Additional Securities shall have identical terms as the Securities, other than with respect to the date of issuance and issue price. The Securities and any Additional Securities shall be treated as a single class for all purposes under this Agreement.
          With respect to any issuance of Additional Securities, the Company shall deliver to the Fiscal Agent a Board Resolution and an Officers’ Certificate, and, if the Company elects, a supplement or amendment to this Agreement, which shall together provide the following information:

          (1) the aggregate principal amount of Additional Securities to be authenticated and delivered pursuant to this Agreement;
          (2) the issue price and the issue date of such Additional Securities; and
          (3) whether such Additional Securities shall be transfer restricted Securities.
Section 2.16. Legal Holidays.
     A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions in a jurisdiction in which an action is required hereunder are not required to be open. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
ARTICLE THREE
Redemption
Section 3.01. Notice to Fiscal Agent of Election to Redeem.
     The election of the Company pursuant to Section 3.06 hereof to redeem any Securities shall be evidenced by a Board Resolution. In case of any redemption at the election of the Company of all or less than ail of the Securities, the Company, shall, at least 60 days prior to the Redemption Date by the Company (unless a shorter notice shall be satisfactory to the Fiscal Agent), notify the Fiscal Agent in writing of such Redemption Date and of the principal amount of Securities of such series to be redeemed. Any such notice to the Fiscal Agent may be cancelled and rescinded by the Company at any time prior to the mailing of such notice to any Holder pursuant to Section 3.03. In the case of any redemption of Securities prior to the expiration of any restriction on such redemption provided in the terms of such Securities or elsewhere in this Agreement, the Company shall furnish the Fiscal Agent with an Officers’ Certificate evidencing compliance with such restriction.
Section 3.02. Selection of Securities to be Redeemed.
     In an optional redemption pursuant to Section 3.06, if less than all the Securities are to be redeemed, the particular Securities to be redeemed shall be selected, not more than 60 days prior to the applicable Redemption Date, by the Fiscal Agent, from the Outstanding Securities of such series not previously called for redemption, on a pro rata basis, by lot or by such other method as the Fiscal Agent, in its sole discretion, shall deem fair and appropriate and which may provide for the selection for redemption of portions of the principal amount of Securities of a denomination larger than the minimum authorized denomination for the Securities.
     The Fiscal Agent shall promptly notify the Company in writing of the Securities selected for redemption and, in the case of any Securities selected for partial redemption, the principal amount thereof to be redeemed.

     For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Securities shall relate, in the case of any Securities redeemed or to be redeemed only in part, to the portion of the principal amount of such Securities which has been or is to be redeemed.
     The Fiscal Agent may select for redemption portions of the principal amount of the Securities that have denominations larger than $2,000. Securities and portions of them it selects shall be in amounts of $2,000 or integral multiples of $1,000.
Section 3.03. Notice of Redemption.
     Notice of redemption to the Holders of Securities to be redeemed as a whole or in part at the option of the Company pursuant to Section 3.06 shall be given by mailing notice of such redemption by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the Redemption Date to such Holders of Securities at their last addresses as they shall appear on the Register. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice. Failure to give notice by mail, or any defect in the notice, to the Holder of any Security of a series designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Security.
     The notice of redemption to each such Holder shall specify the CUSIP number (if any) and the principal amount of each Security held by such Holder to be redeemed, the Redemption Date, the redemption price, the name of the Paying Agent, Place or Places of Payment, that payment will be made upon presentation and surrender of such Securities, that interest accrued to the Redemption Date will be paid as specified in such notice and that on and after said date interest thereon or on the portions thereof to be redeemed will cease to accrue. In case any Security is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that on and after the Redemption Date, upon surrender of such Security, a new Security or Securities of such series, in principal amount equal to the unredeemed portion thereof, will be issued.
     The notice of redemption of Securities to be redeemed shall be given by the Company or, at the Company’s timely request, by the Fiscal Agent in the name and at the expense of the Company.
     At least one business day prior to the Redemption Date specified in the notice of redemption given as provided in this Section, the Company will deposit with the Fiscal Agent or with one or more paying agents (or, if the Company is acting as Paying Agent, set aside, segregate and hold in trust as provided in Section 2.04) an amount of money or Cash Equivalents, or combination thereof, sufficient to redeem on the redemption date all the Securities so called for redemption at the appropriate redemption price, together with accrued interest, if any, to the Redemption Date. Promptly following the Redemption Date, the Paying Agent shall return to the Company any amounts of money and Cash Equivalents so deposited which are not required to redeem the Securities called for redemption.

Section 3.04. Payment of Securities Called for Redemption.
     If notice of redemption has been given as above provided, the Securities or portions of Securities specified in such notice shall become due and payable on the date and at the place stated in such notice at the applicable redemption price, together with interest accrued to the Redemption Date, and on and after said Redemption Date (unless the Company shall default in the payment of such Securities at the redemption price, together with interest, if any, accrued to the Redemption Date) any interest on the Securities or portions of Securities so called for redemption shall cease to accrue and such Securities shall cease from and after the Redemption Date to be entitled to any benefit or security under this Agreement, and the Holders thereof shall have no right in respect of such Securities except the right to receive the redemption price thereof and unpaid interest to the Redemption Date. On presentation and surrender of such Securities at a Place of Payment specified in said notice, said Securities or the specified portions thereof shall be paid and redeemed by the Company at the applicable redemption price, together with any interest accrued thereon to the Redemption Date; provided that any semiannual payment of interest becoming due on the Redemption Date shall be payable to the Holders of such Securities registered as such in the Register on the relevant record date.
     If any Security called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid or duly provided for, bear interest from the Redemption Date at the rate of interest borne by the Security.
     Upon presentation of any Security redeemed in part only, the Company shall execute and the Fiscal Agent shall authenticate and deliver to or on the order of the Holder thereof, at the expense of the Company, a new Security or Securities of such series, of authorized denominations, in principal amount equal to the unredeemed portion of the Security so presented.
Section 3.05. Exclusion of Certain Securities from Eligibility for Selection for Redemption.
     In the case of an optional redemption pursuant to Section 3.06 hereof, Securities shall be excluded from eligibility for selection for redemption if they are identified by registration and certificate number or other distinguishing symbol in a written statement signed by an authorized officer of the Company and delivered to the Fiscal Agent at least 40 days prior to the last date on which notice of redemption may be given as being owned of record and beneficially by, and not pledged or hypothecated by either (a) the Company or (b) an entity specifically identified in such written statement as directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.
Section 3.06. Optional Redemption.
     The Securities shall be subject to redemption at the option of the Company, in whole or in part, at any time or from time to time, prior to maturity at the Company’s option, at a redemption price equal to the greater of: (i) 100% of the principal amount of the Securities to be redeemed, or (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (not including any portion of such payments of interest accrued as of the

Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points (the “Make Whole Amount”), plus, in each case, accrued and unpaid interest on the Securities to be redeemed to the Redemption Date. The Company shall pay any interest due on an interest payment date which occurs on or prior to a Redemption Date (as defined below) to the registered Holders of the Securities as of the close of business on the regular record date immediately preceding that interest payment date.
     For purposes of determining the Make Whole Amount, the following definitions apply:
     The term “Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized at the time of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities to be redeemed.
     The term “Comparable Treasury Price” means (1) the average of three Reference Treasury Dealer Quotations (as defined below) for the Redemption Date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (2) if the Fiscal Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
     The term “Quotation Agent means one of the Reference Treasury Dealers appointed by the Fiscal Agent after consultation with the Company.
     “Redemption Date” means the date fixed for redemption of the Securities.
     The term “Reference Treasury Dealer” means Lehman Brothers Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and two other primary U.S. Government securities dealers.
     The term “Reference Treasury Dealer Quotations” means the average, as determined by the Fiscal Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Fiscal Agent by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the Redemption Date.
     The term “Treasury Rate” means the rate per annum equal to the semiannual equivalent or interpolated (on a day-count basis) yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

ARTICLE FOUR
Covenants
Section 4.01. Certain Definitions.
     The following capitalized terms used in this Agreement shall have the meanings ascribed to them below.
     “Indebtedness” means the principal, premium and interest due on indebtedness of a Person whether outstanding on the date of this Agreement or thereafter created, incurred or assumed, which is indebtedness for borrowed money, and any amendments, renewals, extensions, modifications and refîmdings of any such indebtedness. For purposes of this definition, “indebtedness for borrowed money” means: (1) any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; (2) any obligation of, or any such obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses, provided, however, that the deferred purchase price of any property, assets or businesses will not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created; (3) any obligation of such person as lessee under any lease required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or under any lease of property or assets made as part of any sale and lease-back transaction to which such person is a party; and (4) any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge exchange or similar instrument or agreement
     “Insurance Subsidiaries” shall mean Symetra National Life Insurance Company, a Washington corporation and First Symetra National Life Insurance Company of New York, a New York corporation.
     “Lien” means any mortgage, deed of trust, pledge, lien, security interest or other encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, and any filing or agreement to give a lien or file a financing statement as a debtor under the Uniform Commercial Code or any similar statute, other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement).
     “Subsidiary” means a direct or indirect subsidiary of the Company.
     “Symetra Life” shall mean Symetra Life Insurance Company, a Washington corporation.
     “United States” means the United States of America including its territories and possessions.

Section 4.02. Payment of Securities.
          (a) The Company shall pay the principal of, premium, if any, and interest on the Securities on the date and in the manner provided in the Securities and this Agreement. An installment of principal or interest shall be considered paid on the date it is due if the Fiscal Agent or Paying Agent holds on that date money irrevocably designated for and sufficient to pay the installment. At the Company’s option, it may pay any interest on any Securities by mailing checks by first class mail to the Holders of such Securities at their address as shown on the Registrar’s books; provided that all payments with respect to Global Securities and Definitive Securities the Holders of which hâve given wire transfer instructions to the Company will be required to be made by wire transfer of same day fonds to the accounts in the United States specified by the Holders thereof. The Company shall pay interest on overdue principal and premium, if any, at the rate or rates borne by the Securities; it shall, to the extent lawful, pay interest on overdue installments of interest at the same rate or rates.
The Company hereby further agrees that all payments made by the Company or any successor entity of the Company (each a “Payor”) on the Securities will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law.
          (b) The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of any Securities or any other document or instrument referred to therein.
Section 4.03. Limitation on Liens of Capital Stock.
     As long as any Securities are outstanding, the Company shall not, and it shall not permit Symetra Life or any Insurance Subsidiary to, directly or indirectly, create, assume, incur or permit to exist any Lien on the capital stock of Symetra Life or any Insurance Subsidiary to secure any Indebtedness unless the Securities are secured equally and ratably with such Indebtedness for at least the time period such Indebtedness is so secured.
Section 4.04. Limitation on Disposition of Stock.
     As long as any Securities are outstanding, the Company shall not, and it shall not permit Symetra Life or any Insurance Subsidiary to issue, sell, transfer or otherwise dispose of any shares of Capital Stock of Symetra Life or any Insurance Subsidiary, or any securities convertible into or exercisable or exchangeable for shares of Capital Stock of Symetra Life or any Insurance Subsidiary, or warrants, rights or options to subscribe for or purchase shares of Capital Stock of Symetra Life or any Insurance Subsidiary, unless such issuance, sale, transfer or other disposition is for at least fair value (as determined by the Board of Directors acting in good faith) (“Fair Value”) and the Company will own, directly or indirectly, at least 80% of the Capital Stock of Symetra Life or any Insurance Subsidiary after giving effect to that transaction. The foregoing covenant shall not prohibit any issuance or disposition of securities by any of our Subsidiaries (other than Symetra Life or any Insurance Subsidiary) either (i) to the Company in accordance with applicable law or (ii) if required by any regulation or order or any governmental regulatory authority.
     The Company shall not permit Symetra Life or any Insurance Subsidiary to (a) merge or consolidate with or into any corporation or other person, unless such merger or consolidation is for at least Fair Value and (i) the surviving corporation or person is the Company, or (ii) at least 80% of the surviving corporation’s issued and outstanding voting stock is owned, directly or indirectly, by the Company; or (b) lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than the Company), unless such lease, sale, assignment or transfer is for at least Fair Value and at least 80% of the issued and outstanding voting stock of that corporation or other person is owned, directly or indirectly, by the Company.
     Notwithstanding anything to the contrary in this Section 4.04, the Company may (i) merge or consolidate any of its Subsidiaries (including any Insurance Subsidiary) into or with another of the Company’s wholly-owned Subsidiaries and (ii) sell, transfer or otherwise dispose of the Company’s business in accordance with Article 5.
Section 4.05. Compliance Certificate.
     The Company shall deliver to the Fiscal Agent within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating whether or not the signers know of any Default by the Company in performing its covenants and obligations hereunder that occurred during the fiscal year and is continuing. If they do know of such a Default, the Certificate shall describe the nature and status of the Default. The Certificate need not comply with Section 11.03.
Section 4.06. Certain Financial Information of the Company.
     The Company will furnish to the Fiscal Agent and the Holders of the Securities, (i) annually, within 90 days of the year end date, audited Consolidated financial statements of the Company and (ii) quarterly, within 45 days of the quarter end date, unaudited Consolidated balance sheet, income statement and statement of cash flows of the Company. In addition, for so long as any of the Securities remain outstanding, the Company has agreed to make available to any Holder of the Securities or prospective purchaser of the Securities, at their request, the information required by Rule 144A(d)(4) under the Securities Act if, at the time of such request the Company is not subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act.
ARTICLE FIVE
Successor Company
Section 5.01. When the Company May Merge, etc.
     The Company may not consolidate with or merge into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties or assets to another person or entity, unless (a) (i) the Company is the continuing corporation, or (ii) the entity (if other than the

Company) (the “Successor Company”) formed by the consolidation or into which the Company is merged or the entity that acquires all or substantially all of the properties and assets of the Company is a corporation, partnership or trust organized and validly existing under the laws of United States, any State or the District of Columbia, and expressly assumes payment of the principal of and any premium and interest on all the Securities and the performance of all of the Company’s covenants applicable to the Indebtedness; (b) immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) has occurred and is continuing; and (c) the Company has delivered to the Fiscal Agent required certificates and opinions relating to the transaction.
     The predecessor Company shall be released from its obligations under this Agreement and the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor Company shall not be released from the obligation to pay the principal of and any premium and interest on the Securities.
ARTICLE SIX
Defaults and Remedies
Section 6.01. Events of Default.
An “Event of Default’ occurs with respect to the Securities if:
     (1) the Company defaults in the payment of any installment of interest on any Security when the same becomes due and payable and such Default continues for a period of 30 days;
     (2) the Company defaults in the payment of the principal of, or premium, if any, on, any Security when the same becomes due and payable at maturity, upon redemption or otherwise;
     (3) the Company defaults in the performance of, or fails to comply with any other term, covenant or agreement in the Securities or this Agreement (other than those referred to in (1) or (2) above) and the default continues for the period and after the notice specified below in the last paragraph of this Section 6.01;
     (4) the Company defaults under any other series of debt securities or any agreements, indentures or instruments under which the Company then has outstanding indebtedness in excess of $25 million in the aggregate which indebtedness, if not already matured in accordance with its terms, has been accelerated and the acceleration has not been rescinded or annulled or the indebtedness has not been discharged within ten days after notice is given to the Company by the trustee thereunder or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of outstanding debt securities of the series, unless (a) prior to the entry of judgment in favor of the trustee thereunder, the default under that indenture or instrument is remedied or cured by the Company or waived by the holders of the indebtedness, or (b) the default results from an action of the United States government or a foreign government which prevents the Company from performing its obligations under the agreement, indenture or instrument;
(5) the Company pursuant to or within the meaning of any Bankruptcy Law:
          (a) commences a voluntary case;
          (b) consents to the entry of any order for relief from claims against it in an involuntary case;
          (c) consents to the appointment of a Custodian of it or for all or substantially all of its property; or
          (d) makes a general assignment for the benefit of its creditors;
(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
          (a) is for relief against the Company in an involuntary case;
          (b) appoints a Custodian of the Company for all or substantially all of its property; or
          (c) orders the liquidation of the Company;
and the order or decree remains unstayed and in effect for 90 days.
     The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
     A Default with respect to the Securities under clause (3) is not an Event of Default until the Fiscal Agent notifies the Company or the Holders of at least 25% in principal amount of the outstanding Securities notify the Fiscal Agent and the Company of the Default and the Company does not cure the Default within 60 days after-receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”.
Section 6.02. Acceleration.
     If an Event of Default occurs and is continuing with respect to Securities, the Fiscal Agent by notice to the Company, or the Holders of at least 25% in principal amount of outstanding Securities by notice to the Company and the Fiscal Agent, may declare that the principal of, premium, if any, and accrued interest on the Securities shall be due and payable immediately, except that such amount shall become due and payable automatically in the case of an Event of Default described in clauses (5) and (6) of Section 6.01. Upon such declaration, such principal (or specified amount), premium, if any, and accrued interest shall be due and payable immediately. The Holders of a majority in principal amount of the outstanding Securities by notice to the Company and the Fiscal Agent may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration.
Section 6.03. Other Remedies.
     If an Event of Default with respect to Securities occurs and is continuing, the Fiscal Agent may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, interest or premium, if any, on, the Securities or to enforce the performance of any provision of the Securities or this Agreement. If an Event of Default occurs and is continuing, the Fiscal Agent must exercise such of its rights and powers under this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
     The Fiscal Agent may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Fiscal Agent or any Securityholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
Section 6.04. Waiver of Past Defaults.
     Subject to Section 9.02, the Holders of a majority in principal amount of the outstanding Securities on behalf of the Holders of the outstanding Securities by notice to the Fiscal Agent may waive an existing past Default or Event of Default and its consequences but such waiver shall not extend to any future Event of Default. When a Default or Event of Default is waived by the Holders of Securities, it is cured and stops continuing.
Section 6.05. Control by Majority.
     The Holders of a majority in principal amount of the outstanding Securities may direct the time, method and place of (1) conducting any proceeding for any remedy available to the Fiscal Agent with respect to the Securities; or (2) exercising any trust or power conferred on the Fiscal Agent with respect to the Securities. However, the Fiscal Agent may refuse to follow any direction that conflicts with law or this Agreement, or, subject to Section 7.01, that the Fiscal Agent determines would be unduly prejudicial to the rights of other Securityholders or that would involve the Fiscal Agent in personal liability. The Fiscal Agent may require indemnity satisfactory to it from the Holders requesting the Fiscal Agent to enforce this Agreement or the Securities before doing so.
Section 6.06. Limitation on Suits.
     A Securityholder may pursue a remedy with respect to this Agreement or the Securities only if:
     (1) the Holder gives to the Fiscal Agent written notice of a continuing Event of Default;

     (2) the Holders of at least 25% in principal amount of the outstanding Securities make a written request to the Fiscal Agent to pursue the remedy;
     (3) such Holder or Holders offer to the Fiscal Agent indemnity satisfactory to the Fiscal Agent against any loss, liability or expense;
     (4) the Fiscal Agent does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
     (5) during such 60-day period the Holders of a majority in principal amount of the outstanding Securities do not give the Fiscal Agent a direction inconsistent with the request.
     A Holder of Securities may not use any provision of this Agreement to prejudice the rights of another Holder of any Securities or to obtain a preference or priority over another Holder of any Securities.
Section 6.07. Rights of Holders to Receive Payment.
     Notwithstanding any other provision of this Agreement, the right of any Holder of a Security to receive payment of principal of, interest and premium, if any, on the Security, on or after the respective due dates expressed in the Security, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.
Section 6.08. Collection Suit by Fiscal Agent.
     If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Fiscal Agent may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal, interest and any premium remaining unpaid on the Securities.
Section 6.09. Fiscal Agent May File Proofs of Claim.
     The Fiscal Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to hâve the claims of the Fiscal Agent and the Holders of Securities allowed in any judicial proceedings relative to the Company, its creditors or its property.
Section 6.10. Priorities.
     If the Fiscal Agent collects any money or Cash Equivalents pursuant to this Article, it shall pay out the money or Cash Equivalents in the following order:
     FIRST: to the Fiscal Agent and any predecessor fiscal agent of it for amounts due under Section 7.05;

     SECOND: to Holders of Securities for amounts due and unpaid on the Securities for principal, interest and premium, if any, ratably without preference or priority of any kind, according to the amounts due and payable on the Securities for principal, interest and premium, if any, respectively; and
     THIRD: to the Company.
     The Fiscal Agent may fix a record date and payment date for any payment to Securityholders pursuant to this Section 6.10.
Section 6.11. Undertaking for Costs.
     In any suit for the enforcement of any right or remedy under this Agreement or in any suit against the Fiscal Agent for any action taken or omitted by it as Fiscal Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Fiscal Agent, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 25% in principal amount of the Securities.
Section 6.12. Notice to Holders by Fiscal Agent.
     The Fiscal Agent shall, within 90 days after the occurrence of a Default known to it, give Holders of the Securities notice of Default; however, the Fiscal Agent may withhold from Holders of the Securities notice of any continuing Default (except a Default in the payment of principal, interest or premium, if any) if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of Holders of the Securities.
ARTICLE SEVEN
Fiscal Agent
Section 7.01. Duties of Fiscal Agent.
     The Fiscal Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following, to all of which the Company agrees and to all of which the rights of Holders of Securities are subject:
     (1) In acting under this Agreement and in connection with the Securities, the Fiscal Agent is acting solely as an agent of the Company and does not assume any responsibility for the correctness of the recitals in the Securities (except for the correctness of the statement of the Fiscal Agent in its certificate of authentication thereon) or any obligation or relationship of agency, for or with any of the owners or Holders of the Securities.

     (2) The Fiscal Agent shall (except as ordered by a court of competent jurisdiction or as required by any applicable law), notwithstanding any notice to the contrary, be entitled to treat the Holder of any Security as the owner thereof as set forth in Section 2.13, shall not be liable for so doing and shall be indemnified and held harmless by the Company against any loss, liability, claim, demand or expense arising from or based upon it so doing.
     (3) Except as may otherwise be agreed, the Fiscal Agent shall not be under any liability for interest on monies at any time received by it pursuant to any of the provisions of this Agreement or of the Securities.
     (4) The Fiscal Agent may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Agreement and the Securities shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
     (5) The Fiscal Agent shall not be charged with knowledge of any Default or Event of Default with respect to the Securities, unless either (a) a Responsible Officer shall have actual knowledge of such Default or Event of Default or (b) written notice of such Default or Event of Default shall have been given to the Fiscal Agent by the Company or by any Holder of the Securities and such notice references this Agreement and the Securities.
     (6) The permissive rights of the Fiscal Agent enumerated herein shall not be construed as duties.
     (7) The duties and obligations of the Fiscal Agent shall be determined solely by the express provisions of this Agreement and the Securities and the Fiscal Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and the Securities, and no implied covenants or obligations shall be read into this Agreement or the Securities against the Fiscal Agent.
Section 7.02. Rights of Fiscal Agent.
     (1) The Fiscal Agent shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any Security, notice, direction, consent, certificate, affedavit, statement, or other document to the extent that such communication conforms to the provisions set forth herein, believed by it, in good faith and without negligence, to be genuine and to have been passed or signed by the proper parties.
     (2) Before the Fiscal Agent acts or refrains from acting, it may require an Officers’ Certificate or any Opinion of Counsel. The Fiscal Agent shall not be liable for any action it takes or omits to take in good faith in reliance on the Certificate or Opinion.
     (3) The Fiscal Agent may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

     (4) The Fiscal Agent shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.
Section 7.03. Individual Rights of Fiscal Agent.
     The Fiscal Agent in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company with the same rights it would have if it were not Fiscal Agent. Any Agent may do the same with like rights.
Section 7.04. Fiscal Agent’s Disclaimer.
     The Fiscal Agent makes no representation as to the validity or adequacy of this Agreement or the Securities, it shall not be accountable for the Company’s use of the proceeds from the Securities, and it shall not be responsible for any statement in the Securities other than its certificate of authentication.
Section 7.05. Compensation and Indemnity.
     The Company shall pay to the Fiscal Agent, from time to time, reasonable compensation for its services under this Agreement. The Company shall reimburse the Fiscal Agent upon request for all reasonable out-of-pocket expenses incurred by it in the performance of its duties under this Agreement. Such expenses shall include the reasonable compensation and expenses of the Fiscal Agent’s agents and counsel.
     Except as provided below in this paragraph, the Company shall indemnify the Fiscal Agent, any predecessor fiscal agent of it and each director, officer, employee and agent of the Fiscal Agent or predecessor fiscal agent against any loss, liability, cost, claim, action, demand or expense (including reasonable fees and expenses of legal counsel) incurred by it in connection with its appointment, or the performance of its duties hereunder, including all reasonable costs and expenses in defending itself against any claim or liability in connection with the exercise or performance of any of its powers and duties under this Agreement, or performance of any other duties pursuant to the terms and conditions hereof, except such as may result from the gross negligence, bad faith or willful misconduct of any such Person. The Fiscal Agent shall notify the Company promptly of any claim for which it may seek indemnity but failure to do so shall not relieve the Company of its obligations under this Section 7.05. The Company need not pay for any settlement made by the Fiscal Agent without the Company’s consent, which consent shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss or liability incurred by either the Fiscal Agent or any predecessor fiscal agent of it through its own gross negligence, bad faith or willful misconduct. In respect of the Company’s payment obligations in this Section 7.05, the Fiscal Agent shall have a senior claim to which the Securities are hereby made subordinate on all money or property held or collected by the Fiscal Agent as such and not in its individual capacity, except for money or property held in trust for the benefit of the Holders to pay the principal of and interest and premium, if any, on particular Securities. Notwithstanding anything contained in this Agreement to the contrary, the indemnity agreement set forth in this paragraph shall survive the termination of this Agreement and the resignation or removal of the Fiscal Agent.

Section 7.06. Replacement of Fiscal Agent.
     The Fiscal Agent may resign upon 30 days’ written notice to the Company. The Holders of a majority in principal amount of the outstanding Securities may remove the Fiscal Agent by notifying the removed Fiscal Agent and the Company. Those Holders may appoint a successor Fiscal Agent with the Company’s consent. The Company may remove the Fiscal Agent without prior notice if:
(1)	the Fiscal Agent is adjudged a bankrupt or an insolvent;

(2)	a receiver or public officer takes charge of the Fiscal Agent or its property; or

(3)	the Fiscal Agent becomes incapable of acting.
     If the Fiscal Agent resigns or is removed or if a vacancy exists in the office of Fiscal Agent for any reason, the Company shall promptly appoint a successor Fiscal Agent. Within one year after the successor Fiscal Agent takes office, the Holders of a majority in principal amount of the Securities may appoint a successor Fiscal Agent to replace the successor Fiscal Agent appointed by the Company.
     If a successor Fiscal Agent does not take office within 60 days after the retiring Fiscal Agent resigns or is removed, the retiring Fiscal Agent, the Company or the Holders of a majority in principal amount of the Securities may petition any court of competent jurisdiction for the appointment of a successor Fiscal Agent.
     A successor Fiscal Agent shall deliver a written acceptance of its appointment to the retiring Fiscal Agent and to the Company. Immediately after that, the retiring Fiscal Agent shall transfer all property held by it as Fiscal Agent to the successor Fiscal Agent, the resignation or removal of the retiring Fiscal Agent shall become effective, and the successor Fiscal Agent shall hâve all the rights, powers and duties of the Fiscal Agent under this Agreement. A successor Fiscal Agent shall mail notice of its succession to each Holder of Securities for which it acts as Fiscal Agent.
     If at the time a successor to the Fiscal Agent succeeds to the trusts created by this Agreement any of the Securities shall have been authenticated but not delivered, the successor to the Fiscal Agent may adopt the certificate of authentication of any predecessor fiscal agent and deliver the Securities so authenticated. If at that time any of the Securities shall not have been authenticated, any successor to the Fiscal Agent may authenticate the Securities either in the name of any predecessor fiscal agent hereunder or in the name of the successor fiscal agent. In all such cases the certificate of authentication shall have the same force and effect which the provisions of the Securities or this Agreement provided that certificates of authentication of the Fiscal Agent shall have, except that the right to adopt the certificate of authentication of any predecessor Fiscal Agent or to authenticate the Securities in the name of any predecessor Fiscal Agent shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.07. Successor Fiscal Agent by Merger, etc.
     If the Fiscal Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust assets to, another corporation, the successor corporation shall be the successor Fiscal Agent, without any further act.
ARTICLE EIGHT
Defeasance and Discharge
Section 8.01. Option to Effect Covenant Defeasance.
                    The Company may, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officers’ Certificate, at any time, elect to have Section 8.02 hereof be applied to all outstanding Securities upon compliance with the conditions set forth below in this Article 8.
Section 8.02. Covenant Defeasance.
                    Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, and subject to the satisfaction of the conditions set forth in Section 8.03 hereof, the Company shall be released from its obligations under the covenants contained in Sections 4.03, 4.04 and 4.05 and Article 5 on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Securities shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Securities shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Securities, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Agreement and such Securities shall be unaffected thereby.
Section 8.03. Conditions to Covenant Defeasance.
                    In order to exercise Covenant Defeasance, the Company must irrevocably deposit, or caused to be deposited, with the Fiscal Agent (or another fiscal agent satisfying the requirements of this Agreement), in trust for such purpose, (1) money in an amount, (2) U.S. Government Obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount (“Cash Equivalents”), or (3) a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Fiscal Agent, to pay the principal of, premium, if any, and interest on, the outstanding Securities at maturity or upon redemption, together with all other amounts payable by the Company under this Agreement. Such Covenant Defeasance will become effective 91 days after such deposit if and only if:

               (i) no Default or Event of Default with respect to the Securities has occurred and is continuing immediately prior to the time of such deposit;
               (ii) no Default or Event of Default shall have occurred at any time in the period ending on the 91st day after the date of such deposit and shall be continuing on such 91st day;
               (iii) such defeasance does not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound (and, in furtherance of such condition, no Default or Event of Default shall result under this Agreement due to the incurrence of indebtedness to fund such deposit and the entering into of customary documentation in connection therewith, even though such documentation may contain provisions that would otherwise give rise to a Default or Event of Default); and
               (iv) the Company has delivered to the Fiscal Agent (A) an Opinion of Counsel to the effect that the Holders of the Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and (B) an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to such Covenant Defeasance have been complied with.
Section 8.04. Discharge.
                    If (i) the Company shall deliver to the Fiscal Agent for cancellation all Securities theretofore authenticated and delivered (other than any Securities which shall have been destroyed, lost or stolen and in lieu of or in substitution for which other Securities shall have been authenticated and delivered) and not theretofore cancelled, or (ii) all Securities not theretofore surrendered or delivered to the Fiscal Agent for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Fiscal Agent, and the Company shall irrevocably deposit with the Fiscal Agent, as trust fonds solely for the benefit of the Holders for that purpose, an amount sufficient to pay at maturity or upon redemption all of the Securities (other than any Securities which shall have been destroyed, lost or stolen and in lieu of or in substitution for which other Securities shall have been authenticated and delivered) not theretofore surrendered or delivered to the Fiscal Agent for cancellation, including principal, premium, if any, and interest due or to become due to such date of maturity or redemption date, as the case may be, then this Agreement shall cease to be of further force or effect (except as to rights of registration of transfer or exchange of the Securities provided in this Agreement) and, at the written request of the Company, accompanied by an Officers’ Certificate and Opinion of Counsel, each stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Agreement have been complied with, and upon payment of the costs, charges and expenses incurred or to be incurred by the Fiscal Agent in relation thereto or in carrying out the provisions of this Agreement, the Fiscal Agent shall satisfy and discharge this

Agreement (“Discharge”); provided that the Company’s obligations with respect to the payment of principal, premium, if any, and interest will not terminate until the same shall apply the moneys so deposited to the payment to the Holders of Securities of all sums due and to become due thereon.
Section 8.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
                    Subject to Section 8.06 hereof, all money and Cash Equivalents (including the proceeds thereof) deposited with the Fiscal Agent (or other qualifying fiscal agent, collectively for purposes of this Section 8.05, the “Fiscal Agent”) pursuant to Section 8.02 hereof in respect of the outstanding Securities shall be held in trust and applied by the Fiscal Agent, in accordance with the provisions of such Securities and this Agreement, to the payment, either directly or through the Paying Agent as the Fiscal Agent may determine, to the Holders of such Securities of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money and Cash Equivalents need not be segregated from other funds except to the extent required by law.
                    The Company shall pay and indemnify the Fiscal Agent against any tax, fee or other charge imposed on or assessed against the money or Cash Equivalents deposited pursuant to this Section 8.05 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Securities.
                    Anything in this Article 8 to the contrary notwithstanding, the Fiscal Agent shall deliver or pay to the Company from time to time upon the request of the Company any money or Cash Equivalents held by it as provided in this Section 8.05 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Fiscal Agent (which may be the opinion delivered under Section 8.03 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Covenant Defeasance or Discharge.
Section 8.06. Repayment to Company.
                    Any money and Cash Equivalents deposited with the Fiscal Agent or any Paying Agent, or then held by the Company or any of its Subsidiaries, in trust for the payment of the principal of, or premium, if any, or interest on, any Security and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company or any of its Subsidiaries) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Fiscal Agent or such Paying Agent with respect to such trust money and Cash Equivalents, and all liability of the Company or any of its Subsidiaries or Affiliates as fiscal agent thereof, shall thereupon cease; provided, however, that the Fiscal Agent or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times, The Wall Street Journal (national edition) and such foreign publication as may be required by applicable law, notice that such money and Cash Equivalents remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money and Cash Equivalents then remaining will be repaid to the Company.
Section 8.07. Reinstatement
                    If the Fiscal Agent or Paying Agent is unable to apply any United States dollars or Cash Equivalents in accordance with Section 8.02 or 8.04 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Agreement and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.04 hereof until such time as the Fiscal Agent or Paying Agent is permitted to apply all such assets in accordance with Section 8.02 or 8.04 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, or premium, if any, or interest on, any Security following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money and Cash Equivalents held by the Fiscal Agent or Paying Agent.
ARTICLE NINE
Amendments, Supplements and Waivers
Section 9.01. Without Consent of Holders.
     The Company and the Fiscal Agent may amend or supplement this Agreement or the Securities without notice to or consent of any Securityholder:
     (1) to cure any ambiguity, omission, defect or inconsistency or to make other formal changes;
     (2) to comply with Article Four or Five;
     (3) to provide for uncertificated Securities in addition to or in place of certificated Securities;
     (4) to add to the covenants of the Company or to add any additional Events of Default for the benefit of all the Securities;
     (5) to add to or change any of the provisions of this Agreement to such extent as shall be necessary to permit or facilitate the issuance of Securities in (i) bearer form, registrable or not registrable as to principal, and/or (ii) coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such Securities with Securities issued hereunder in fully registered form;

               (6) to add to or change any provisions of this Agreement as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Fiscal Agent;
               (7) to issue Additional Securities pursuant to Section 2.15; or
               (8) to make any change that does not adversely affect the rights of any Securityholder;
but none of such changes shall adversely affect the rights of any Securityholder.
Section 9.02. With Consent of Holders.
     The Company and the Fiscal Agent may amend this Agreement or the Securities with the written consent of the Holders of at least a majority in principal amount of the outstanding Securities affected by such supplement or amendment. The Holders of a majority in principal amount of the outstanding Securities may waive compliance by the Company in a particular instance with any provision of this Agreement or the Securities without notice to any Holder of Securities. Without the consent of each Securityholder affected, however, an amendment, supplement or waiver, including a waiver pursuant to Section 6.04, may not:
               (1) change the stated maturity of the principal of, or any installment of principal of or interest on, the Securities;
               (2) reduce the principal amount of (or premium, if any) or any interest on the Securities;
               (3) change the place of payment on any Security;
               (4) impair the right to institute suit for the enforcement of any payment on or with respect to the Securities on or after its stated maturity (or, in the case of redemption, on or after the Redemption Date); or
               (5) reduce the percentage in principal amount of outstanding Securities of any series, the consent of the Holders of which is required for modification or amendment of this Agreement or for waiver of compliance with certain provisions of this Agreement or for waiver of certain defaults.
     It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplement, but it shall be sufficient if such consent approves the substance thereof.
Section 9.03. Revocation and Effect of Consents.
     A consent to an amendment, supplement or waiver by a Holder of a Security is a continuing consent, irrevocable for a period of nine months from the date given or, if earlier, until the amendment, supplement or waiver becomes effective, both as to the Holder giving such consent and as to every subsequent Holder of a Security or a portion of a Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent is not made on each Security. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Securityholder.
Section 9.04. Notation on or Exchange of Securities.
     If an amendment, supplement or waiver changes the term of a Security, the Fiscal Agent may require the Holder of the Security to deliver it to the Fiscal Agent. The Fiscal Agent may place an appropriate notation on the Security about an amendment, supplement or waiver and return it to the Holder. Alternatively, the Company in exchange for Securities may issue and the Fiscal Agent shall authenticate new Securities that reflect an amendment, supplement or waiver.
Section 9.05. Fiscal Agent to Sign Amendments, etc.
     The Fiscal Agent need not sign any supplement or amendment to this Agreement that adversely affects its rights. In signing any amendment, supplement or waiver, the Fiscal Agent shall be entitled to receive, and (subject to Section 7.02) shall be fully protected in relying upon an Officers’ Certificate and Opinion of Counsel stating that such amendment, supplement or waiver is not prohibited by the Agreement.
ARTICLE TEN
Miscellaneous
Section 10.01. Notices.
     Any notice or communication shall be in writing and delivered in person or mailed by first-class mail to the other’s address as follows:

If to the Company:	Symetra Financial Corporation
Symetra Financial Center
P.O. Box 34690
Seattle, Washington 98124-1690
Attn: General Counsel

With a copy to:	Orrick Herrington & Sutcliffe LLP
719 Second Avenue, Suite 900
Seattle, Washington 98104
Attn: Stephen M. Graham

If to the Fiscal Agent:	U.S. Bank National Association
Corporate Trust Services
CN-OH-W6CT 425 Walnut Street
Cincinnati, Ohio 45202
Attn: William E. Sicking

     The Company or the Fiscal Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.
     Any notice or communication mailed to a Holder of a Security shall be mailed by first class mail to his or her address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders.
     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
     In case, by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail any notice as required by this Agreement, then such method of notification as shall be made with the approval of the Fiscal Agent shall constitute a sufficient mailing of such notice.
Section 10.02. Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by the Company to the Fiscal Agent to take any action under this Agreement, the Company shall furnish to the Fiscal Agent:
     (1) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Agreement relating to the proposed action hâve been complied with; and
     (2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent hâve been complied with.
Section 10.03. Statements Required in Certificate or Opinion.
     Each Certificate or Opinion with respect to compliance with a condition or covenant provided for in this Agreement shall include:
     (1) a statement that the person making such Certificate or Opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such Certificate or Opinion are based;
     (3) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (4) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

Section 10.04. Rules by Fiscal Agent, Paying Agent, Registrar.
     The Fiscal Agent may make reasonable rules for action by or a meeting of Securityholders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 10.05. Governing Law.
     THIS AGREEMENT AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 10.06. No Recourse Against Others.
     All liability described in the Securities of any director, officer, employee or stockholder, as such, of the Company is waived and released.
Section 10.07. Successors.
     All agreements of the Company in this Agreement and the Securities shall bind its successor. All agreements of the Fiscal Agent in this Agreement shall bind its successor.
Section 10.08. Execution in Counterparts.
     The parties may sign this Agreement in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same agreement.

SIGNATURES

SYMETRA FINANCIAL CORPORATION

By	/s/ Margaret A. Meister

Name: Margaret A. Meister Title: Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By	/s/ William E. Sicking

Name: William E. Sicking Title: Vice President and Trust Officer
FISCAL AGENCY AGREEMENT